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  [BROADWING LOGO]                                                 PRESS RELEASE
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INVESTOR CONTACT:                         MEDIA CONTACT:
Matt Booher                               Thomas Osha
513.397.9904                              513.397.7316
MATT.BOOHER@BROADWING.COM                 TOM.OSHA@BROADWING.COM


                  BROADWING RECEIVES CREDIT AMENDMENT APPROVAL

CINCINNATI--December 13, 2001--Broadwing Inc. (NYSE:BRW) today announced the approval, by its lenders, of an amendment to its Credit Agreement allowing the company to exclude the effects of its previously announced restructuring charge from the covenant calculations.

"This approval demonstrates the confidence our lenders have in the decisive actions Broadwing has taken to strengthen our financial position and align our business to the opportunities currently available in this economic environment," said Rick Ellenberger, president and CEO of Broadwing Inc.

On November 29, 2001, the company announced a restructuring initiative that would result in a charge of between $250 million to $300 million during the fourth quarter; approximately $75 million of which will be a cash component.


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ABOUT BROADWING

Broadwing Inc. (NYSE: BRW) is an integrated communications company. Broadwing leads the industry as the world's first intelligent, all-optical, switched network provider and offers businesses nationwide a competitive advantage by providing data, voice and Internet solutions that are flexible, reliable and innovative on its 18,500-mile optical network and its award-winning IP backbone. Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence and financial strength. The company was recently ranked number one in customer satisfaction by J.D. Power and Associates for both local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Broadwing Inc. is headquartered in Cincinnati, Ohio. For more information, visit WWW.BROADWING.COM.



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NOTE: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2000 Form 10-K for Broadwing Inc. and Broadwing Communications Inc.




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